IN THE UNITED STATES DISTRICT COURT
               FOR THE NORTHERN DISTRICT OF ALABAMA
                         SOUTHERN DIVISION

          BIG B, INC.,                  )
                                        )
               Plaintiff                )         CIVIL ACTION NO.
                                        )
               vs.                      )         96-AR-2496-S
                                        )
          REVCO D.S., INC., ET AL.,     )
                                        )
               Defendants               )

                         MEMORANDUM OPINION AND ORDER

                    The court has for consideration the motion of Big B, Inc., to remand the above-entitled case to the Circuit Court of Jefferson County, Bessemer Division, from whence it was removed. The jurisdictional controversy centers not around the question of whether or not complete diversity exists but solely on whether or not the $50,000 jurisdictional amount under 28 U.S.C.
          Section 1332 exists. Although the court agrees with the removing defendants that the subject matter of the controversy, even though not precisely quantifiable, is "worth" more than $50,000, either to plaintiff, or to defendants, and therefore certainly in the aggregate to plaintiff and to defendants, a much easier route to the court's conclusion that this controversy involves more than $50,000 is the simple fact that in the complaint itself plaintiff seeks an attorneys fee. Whether or not an attorneys fee will ever be recovered is not the issue. The fact that an attorneys fee is claimed, together with the judicial knowledge that no claim for an attorneys fee once a case reaches that stage is ever less than $50,000, is enough. Therefore, the motion to remand is DENIED.

                    As promised by the court at the status and scheduling conference held on October 2, 1996, all requests for relief, both by plaintiff or by defendants, will be heard on the merits at 11:00 A.M., October 18, 1996, in accordance with Rule 65(a)(2), F.R.Civ.P.

                    To the extent discovery is needed, the parties shall cooperate toward being mutually prepared for trial on this expedited basis. And, to the extent the parties can agree on facts, they shall prepare and present to the court an agreed statement of facts by 4:30 P.M., October 17, 1996.

                    DONE this 3rd day of October, 1996.

                                   /s/ William M. Acker, Jr.
                                   ---------------------------
                                   WILLIAM M. ACKER, JR.
                                   UNITED STATES DISTRICT JUDGE